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                                                      EXHIBIT 1

                TEKTRONIX, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF OPERATIONS
                           (unaudited)



                                                       12 Months
                                                         Ended
                                                        Aug. 31,
(In thousands except for per share amounts)               1996
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Net sales                                             $ 1,807,951
Operating costs and expenses:
  Cost of sales                                         1,046,092
                                                      -----------
  Gross profit                                            761,859
Research and development                                  172,260
  Selling, general and administrative                     451,235
Equity in business ventures earnings                        5,818
                                                      -----------
  Operating income                                        144,182
Other income - net                                           (896)
                                                      -----------
  Earnings before taxes                                   143,286
Income taxes                                               43,655
                                                      -----------
  Net earnings                                        $    99,631
                                                      ===========
Earnings per share                                           3.01
Dividends per share                                          0.60
Average shares outstanding                                 33,101

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